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Exhibit 99.1

EXECUTION COPY

VOTING TRUST AGREEMENT

        This VOTING TRUST AGREEMENT (this "Agreement"), dated as of July 16, 2008, is entered into by and among HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), Six Plus Investment Partnership, L.P., a Delaware limited partnership (the "Investor"), and Reit Management & Research LLC, a Delaware limited liability company (together with any successors, the "Voting Trustee").

R E C I T A L S:

        The Company, the Investor, the other stockholders of Lenexa Industrial Park, Inc. ("Lenexa"), HRPT Lenexa Properties Trust and HRPT/Lenexa Acquisition Inc. have entered into an Agreement and Plan of Merger dated as of July 16, 2008 (the "Merger Agreement").

        The Merger Agreement contemplates the parties entering into this Agreement at the Closing pursuant to which the Investor will deposit with the Voting Trustee all shares of Parent Common Stock issued to the Investor as of the Closing Date, all shares of Parent Common Stock issued to the Investor upon release from the Escrow Fund, the Closing Adjustment Holdback and the Tax Refund and all additional shares of securities of Parent having voting rights that may be issued as a dividend on such shares, (collectively, the "Shares") and vest in the Voting Trustee, subject to the terms below, the power to vote the Shares.

        Terms used herein and not otherwise defined shall have the meanings given them in the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

        1.    DEPOSIT OF SHARES.

          (a)   Concurrently with its receipt of Shares from the Exchange Agent, the Investor shall deposit such Shares with the Voting Trustee.

          (b)   Concurrently with its receipt of Shares from the Escrow Fund or the Closing Adjustment Holdback or the Tax Refund, the Investor shall promptly deposit such Shares with the Voting Trustee.

          (c)   The Voting Trustee hereby accepts the trust created by this Agreement (the "Trust"), and covenants and agrees to perform faithfully and diligently the covenants and agreements contained herein.

          (d)   The Shares deposited in the Trust pursuant to subparagraph (a) and (b) or any other provision of this Agreement are referred to as the "Deposited Shares".

          (e)   The Deposited Shares shall be surrendered by the Voting Trustee to the Company in exchange for the issuance by the Company to the Voting Trustee of Shares registered in the name of the Voting Trustee in its capacity as trustee of the Trust.

          (f)    Upon receipt of Shares pursuant to subparagraph (a) or (b), the Voting Trustee shall issue and deliver to the Investor, Voting Trust Certificates in the form set forth in Section 12 evidencing the number of Shares so deposited.

        2.    VOTING TRUSTEE.

          (a)   The Voting Trustee may at any time resign by notifying the Investor and the Company in writing of such resignation, which shall take effect ten days thereafter or upon the earlier acceptance thereof by the Company and the Investor.

          (b)   Any successor Voting Trustee shall be appointed by the resigning Voting Trustee and shall indicate its acceptance of such appointment by signing a counterpart of this Agreement and upon delivery by such successor Voting Trustee of such counterpart at the offices of the Company in the Commonwealth of Massachusetts such successor shall be vested with all the rights, powers, duties and immunities herein conferred upon the Voting Trustee as though such successor had been originally a party to this Agreement as the Voting Trustee.

        3.    RIGHTS AND POWERS OF VOTING TRUSTEE.

        The Voting Trustee shall possess and be entitled to exercise, subject to the provisions hereof, all the rights and powers of the registered owner of the Shares as long as they are subject to the Trust, including, but without limitation, the right and power (i) to vote and exercise all other rights with respect to the Shares, either in person or by proxy, on every matter for which the Shares may be voted, or to give written consent in lieu of voting thereon, (ii) to waive notice of any regular or special meeting of shareholders of the Company, (iii) to call meetings of shareholders of the Company and (iv) to exercise all other voting rights and powers pertaining to ownership of the Shares; it being expressly stipulated that no voting right shall pass to others by or under the Voting Trust Certificates, under this Agreement or by or under any other agreement express or implied. The Voting Trustee shall vote all Shares with respect to all matters, including without limitation the election and removal of directors, voted on by the shareholders of the Company (whether at a regular or special meeting or pursuant to a written consent).

        4.    DIVIDENDS.

          (a)   The Voting Trustee shall instruct the Company to pay all dividends and distributions upon the Shares, other than any dividend or distribution paid in shares of Common Stock or other securities of the Company having voting powers, directly to the Investor. The Voting Trustee shall be obligated to pay the Investor any dividend or distribution paid by the Company to the Voting Trustee in contravention of the instructions given by the Voting Trustee. In no event shall the Voting Trustee accumulate or reinvest any such dividends or distributions.

          (b)   If any dividend or distribution in respect of the Shares is paid, in whole or in part, in common stock or other securities of the Company having voting powers, the Voting Trustee shall hold, subject to the terms of this Agreement, the securities that are received by it on account of such dividend or distribution, and the Investor shall be entitled to receive a Voting Trust Certificate for the number and class of securities so paid with respect to such Shares.

        5.    SUBSCRIPTION RIGHTS.

        In case any securities of the Company are offered for subscription to the Voting Trustee in its capacity as holder of Shares, the Voting Trustee, promptly upon receipt of notice of such offer, shall provide a copy thereof to the Investor. If the subscription offer does not consist of securities having voting powers, the Investor shall be entitled to subscribe directly and the Voting Trustee shall take such actions as shall be requested by the Investor in order to facilitate such subscription. If the subscription offer consists of securities having voting powers, then upon receipt by the Voting Trustee on or before the last day fixed by the Company for subscription and payment of a request from the Investor to subscribe for securities on its behalf, accompanied by the sum of money required to pay for such securities, the Voting Trustee shall make such subscription and payment. The Voting Trustee shall hold, subject to the terms of this Agreement, the securities so subscribed for, and the Investor shall be entitled to receive a Voting Trust Certificate for the number and class of securities so subscribed for.

        6.    DISSOLUTION OF THE COMPANY.

        In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, this Agreement shall automatically terminate at the time of such dissolution or liquidation, and the Voting Trustee shall instruct the Company to make any distribution of moneys, securities, rights or property in respect of the Shares directly to the Investor and the Voting Trustee shall distribute to the Investor any distribution received by the Voting Trustee in contravention of such instructions. In no event shall the Voting Trustee accumulate or reinvest any such moneys, securities, rights or property.

        7.    REORGANIZATION OF THE COMPANY.

        If the Company is merged into or consolidated with another corporation, or all or substantially all of the assets of the Company are transferred to another corporation, or there is a recapitalization or similar transaction, then this Agreement shall automatically terminate at the time of consummation of such merger, consolidation, transfer or recapitalization or similar transaction unless renewed by the Investor and the Voting Trustee.

        8.    COMPENSATION OF VOTING TRUSTEE.

        The Voting Trustee shall not be entitled to compensation for its services hereunder. The Voting Trustee shall be reimbursed for any and all reasonable expenses, charges, costs and other liabilities arising out of its acceptance of the Trust and incurred in performance of its duties hereunder. Such expenses, charges, costs and other liabilities shall be borne and paid by the Company.

        9.    TERM; TERMINATION.

          (a)   Except as otherwise provided herein, the Trust and this Agreement shall not be terminable and the Shares may not be withdrawn from the Trust.

          (b)   The Trust may be terminated at any time with the prior written consent of the Voting Trustee and the Company and shall terminate upon a sale by Investor of the Shares to the public pursuant to a Resale Shelf Registration Statement (as defined in the Registration Rights Agreement between Company and Investor) or Rule 144 of the Securities Act, in which case the Trust will terminate only as to the Shares sold. In order that the arrangements provided for in this Agreement not adversely limit the Investor's ability to sell Shares to the public in accordance with the preceding sentence, the Company will, upon timely notice (i.e. at least one Business Day prior to placing an order with a broker) from the Investor, take commercially reasonable action, including providing authorizations to its transfer agent and to the Voting Trustee, to facilitate the sale by the Investor of Shares to the public (and ordinary course settlements on sale orders) and to avoid delay in connection with such sale due to such arrangements.

          (c)   Upon termination of the Trust, the Voting Trust Certificates shall cease to have any effect, and the Investor shall have no further rights under this Agreement other than to receive, and the Voting Trustee will promptly deliver, the number and class of Shares represented by the Voting Trust Certificate being surrendered, and in the case of a sale contemplated by subparagraph (b), the Investor shall surrender the Voting Trust Certificate which shall be cancelled and a new Voting Trust Certificate issued for the Deposited Shares remaining and until such surrender, the Voting Trust Certificate will only represent the Deposited Shares with respect to which the Trust has not terminated.

        10.    LIABILITY OF VOTING TRUSTEE.

        The Voting Trustee shall exercise its best judgment in voting the Shares or otherwise in acting hereunder but shall not be liable to any person hereunder for any thing done or suffered or omitted in connection therewith except for its own willful misconduct or gross negligence. No Voting Trustee shall be required to give any bond or other security for the discharge of its duties.

        11.    INDEMNIFICATION.

        The Company shall indemnify and hold harmless the Voting Trustee and its successors, assigns, executors, administrators and heirs from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, suits, costs, expenses or disbursements (including without limitation legal fees and expenses) of any kind and nature ("Losses") resulting from or arising out of this Agreement or the enforcement of any of the terms hereof or in any way relating to or arising out of the administration of the Trust or the action or inaction of the Voting Trustee hereunder, except to the extent that any such Losses arise out of or result from its own willful misconduct or gross negligence of such Voting Trustee in the performance of its duties hereunder.

        12.    FORM OF VOTING TRUST CERTIFICATE.

        The Voting Trust Certificate shall be in the following form:

No.                  Shares
[Class of Securities]

HRPT PROPERTIES TRUST
A MARYLAND REAL ESTATE TRUST
VOTING TRUST CERTIFICATE

        This certificate is issued, received and held under, and the rights of Six Plus Investment Partnership, L.P. hereunder are subject to, the terms of a Voting Trust Agreement dated as of July [    •    ], 2008 (the "Voting Trust Agreement"), by and among HRPT Properties Trust, Six Plus Investment Partnership, L.P. and the Voting Trustee identified therein. Unless otherwise defined, terms used in this Voting Trust Certificate shall have the meaning given to them in the Voting Trust Agreement.

        This certifies Six Plus Investment Partnership, L.P. is entitled to all the benefits arising from the deposit with the Voting Trustee under the Voting Trust Agreement of certificates for Shares of the Company as provided in the Voting Trust Agreement and subject to the terms thereof. Until the Voting Trustee shall have delivered the Shares held under the Voting Trust Agreement to Six Plus Investment Partnership, L.P. as provided in the Voting Trust Agreement, the Voting Trustee shall, subject to the terms of the Voting Trust Agreement, possess and shall be entitled to exercise all rights and powers of a registered owner of such Shares, including the right to vote thereon for every purpose, and to execute consents in respect thereof for every purpose, it being expressly stipulated that no voting right passes to Six Plus Investment Partnership, L.P. under this certificate or any agreement, express or implied.

        The number of Shares then represented by this certificate shall be due and deliverable hereunder upon the termination of the Voting Trust as provided in the Voting Trust Agreement.

        The phrase "Voting Trustee" as used in this certificate means the Voting Trustee or any successor Voting Trustees acting under such Voting Trust Agreement.

        IN WITNESS WHEREOF, the Voting Trustee has signed this certificate on                                      ,                  .

Voting Trustee

        13.    TRANSFER OF CERTIFICATE.

          (a)   The Voting Trust Certificate may not be transferred to any person, provided that upon written notice to the Voting Trustee and surrender of the Voting Trust Certificate duly endorsed by the Investor, it may be transferred to the limited partners of the Investor and further transferred to the members of a limited partner's immediate family or a trust for the benefit of the members of a limited partner's immediate family. Subject to the foregoing limitation, the Voting Trust Certificate shall be transferable on the transfer books of the Voting Trustee and the Voting Trustee may treat the registered holders as owners thereof for all purposes whatsoever, except that it shall not be required to deliver Shares hereunder without the surrender of Voting Trust Certificates.

          (b)   If a Voting Trust Certificate is lost, stolen, mutilated or destroyed, the Voting Trustee, in its discretion, may issue a duplicate of such certificate upon receipt of: (i) evidence of such fact satisfactory to it; (ii) indemnity satisfactory to it; (iii) the existing certificate, if mutilated; and (iv) its reasonable out of pocket expenses in connection with the issuance of a new Voting Trust Certificate.

        14.    NOTICES.

          (a)   Any notice, request, instruction or other document to be given hereunder by any party to the other parties will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt or (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

    If to the Voting Trustee:

      Reit Management & Research LLC
      400 Centre Street
      Newton, MA 02458
      Attn:
      Facsimile:

    with a copy (which copy alone shall not constitute notice) to:

      Sullivan & Worcester LLP
      One Post Office Square
      Boston, MA 02019
      Attn: Richard Teller
      Facsimile: (617) 338-2880

    If to the Investor:

      Six Plus, Inc.
      5714 Kennett Pike
      Wilmington, DE 19807
      Attn: Andrew G.P. Hobbs, Jr.
      Facsimile: (302) 652-6527

    with a copy (which copy alone shall not constitute notice) to:

    If to the Company:

      HRPT Properties Trust
      400 Centre Street
      Newton, MA 02458
      Attn: John Mannix
      Facsimile: 617-332-2261

    with a copy (which copy alone shall not constitute notice) to:

      Sullivan & Worcester LLP
      One Post Office Square
      Boston, MA 02019
      Attn: Richard Teller
      Facsimile: (617) 338-2880

          (c)   All distributions of cash, securities or other property hereunder by the Voting Trustee to the Investor may be made in the same manner as hereinabove provided for the giving of notices.

        15.    CONTINUING AGREEMENT.

        All Voting Trust Certificates issued as herein provided shall be issued, received and held subject to all the terms of this Agreement.

        16.    GOVERNING LAW.

        This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

        17.    COUNTERPARTS AND FACSIMILE.

        For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

        18.    COMPLETE AGREEMENT.

        This Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, except that this Agreement shall not supersede or otherwise modify in any respect any agreement of the parties hereto contained in the Merger Agreement.

        19.    AMENDMENTS AND WAIVERS.

        At any time prior to the termination of this Agreement, no amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.

        20.    HEADINGS; INTERPRETATION.

        The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        21.    GENDER AND NUMBER.

        In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

        22.    REMEDIES.

        In the event of any breach of this Agreement, in addition to any legal remedies to the extent allowed by law, in recognition of the fact that remedies at law would not be sufficient, the parties hereto shall be entitled to equitable remedies, including without limitation specific performance and injunctive relief.

        23.    FURTHER INSTRUMENTS.

        Each party shall from time to time execute and deliver such further instruments as any other party may reasonably request to effectuate the intent of this Agreement.

        24.    FILING.

        The Voting Trustees shall file or cause to be filed this Agreement, any amendment or renewal of this Agreement and any counterpart hereof executed by a successor Voting Trustee in the office of the Company in the Commonwealth of Massachusetts.

        25.    NON-WAIVER OF RIGHTS AND BREACHES.

        No failure or delay of any party hereto in the exercise of any right given to such party shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or of any other right. The waiver by a party hereto of any default of any party hereto shall not be deemed to be a waiver of any subsequent default or other default by such party or any other party.

        26.    NO POWER TO SELL, TRANSFER ETC. SHARES.

        The Voting Trustees shall not have any power to sell, assign, transfer, encumber, pledge, grant any security interest in, or consent to the placement of any lien upon or against the Shares.

        27.    BENEFICIARIES.

        This Agreement is for the exclusive benefit of the parties hereto and is not intended to confer any rights on any other person.

        29.    NON LIABILITY OF TRUSTEES.

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED JULY 1, 1994, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, PARENT. ALL PERSONS DEALING WITH PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Investor, the Company and the Voting Trustee have signed this Agreement as of the date first written above.

HRPT PROPERTIES TRUST
By:	/s/ JOHN A. MANNIX
Name: John A. Mannix Title: President
SIX PLUS INVESTMENT PARTNERSHIP, L.P., a Delaware limited partnership
By:	SIX PLUS, INC., a Delaware corporation, Its General Partner
By:	/s/ ANDREW G.P. HOBBS JR.
Name: Andrew G.P. Hobbs Jr. Title: Managing Director
REIT MANAGEMENT & RESEARCH LLC
By:	/s/ JOHN C. POPEO
Name: John C. Popeo Title: Senior Vice President and CFO

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  Exhibit 99.1